UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2011

NATIONAL TECHNICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-16438	95-4134955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24007 Ventura Boulevard, Suite 200 Calabasas, California	91302
(Address of Principal Executive Offices)	Zip Code

(818) 591-0776
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into Material Definitive Agreement.

See the disclosure under item 2.01 below which is incorporated by reference.

Item 2.01                Completion of Acquisition or Disposition of Assets.

On September 1, 2011, we entered into an Agreement of Purchase and Sale of Assets with Lightning Technologies, Inc., a Massachusetts corporation (“LTI”), and its shareholders, pursuant to which we acquired substantially all of the assets of LTI in exchange for $6 million in cash and the assumption of obligations under customer purchase orders and specified contracts.

In addition to the cash at closing, the sellers have the right to earn up to an additional $1 million, payable in cash or shares of our common stock, based on the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) targets for each of the four years following the acquisition date.  The terms of the purchase agreement include a $900,000 holdback to secure the LTI’s indemnification obligations and a restrictive covenant prohibiting the LTI shareholders from competing or soliciting customers or employees for a three-year period.  In connection with the acquisition, we entered into a new lease, with an initial five-year term, for LTI’s advanced 20,000 square foot facility located in Pittsfield, Massachusetts.

LTI is internationally recognized as a leading engineering services and testing laboratory, specializing in the field of lightning protection. LTI’s customer base, capabilities and service offerings are concentrated in the aerospace, construction and wind power generation markets.  LTI’s client list has included General Electric, Hamilton Sundstrand, FAA, NASA’s Kennedy Space Center, Walt Disney World’s Epcot, Typhoon Lagoon, and Animal Kingdom parks. LTI has provided lightning protection design and validation for major aircraft and space vehicles and launch facilities including NASA Space Shuttle and KSC launch complexes.  The company recorded sales for the 12 months ended July 30, 2011 of approximately $4.6 million with pre-tax income of approximately $1.2 million.

The acquisition expands our non-defense industry businesses and particularly strengthens our aerospace business. Lightning testing and lightning protection systems are becoming increasingly important in many markets we serve, but particularly in aviation due to the advent of new composite materials. Aircraft certification and flight safety authorities around the world require that aircraft structures and systems that are critical or essential to the safe flight of an aircraft be protected from significant lightning-induced damage or upset. LTI fulfills these requirements through a certification plan that details the lightning protection engineering and shows -- through verification testing -- that the engineering meets all applicable standards and regulations. With the addition of LTI’s lightning testing services, we believe that we are the only U.S. firm that can provide comprehensive testing and certification that commercial aircraft meet all the requirements of the Federal Aviation Administration’s specification DO160.

The foregoing summary of the purchase agreement and the transactions contemplated thereby is qualified in its entirety by reference to the purchase agreement, a copy of which is filed as an exhibit to this report and incorporated herein by this reference.  A copy of the press release announcing the entry into the asset purchase agreement is attached as an exhibit to this report and is also incorporated herein by this reference.

Item 9.01                Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Agreement for Purchase and Sale of Assets dated September 1, 2011 between National Technical Systems, Inc. and Lightning Technologies, Inc.

99.1	Press Release dated September 2, 2011 related to the acquisition of Lightning Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2011	National Technical Systems, Inc.

	By:	/s/ William McGinnis
Name: William McGinnis
Title: Chief Executive Officer